EXHIBIT 10.23
2014 PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
GRANT NOTICE
Unless otherwise defined herein, the terms defined in the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (as amended, restated or otherwise modified from time to time, the “Stock Incentive Plan”) shall have the same defined meanings in this Grant Notice (the “Grant Notice”) and the Performance Restricted Stock Unit Agreement attached as Exhibit A to this Grant Notice (collectively, the “Agreement”).
Coach, Inc. (the “Company”) has granted you the following Performance Restricted Stock Units (“PRSUs”), subject to the terms and conditions of the Stock Incentive Plan and this Agreement.

Holder:	[NAME]
Grant Date:	[GRANT DATE]
Target Number of PRSUs:	[# OF PRSUS]
Vesting Schedule:
The PRSUs shall vest on the third anniversary of the Grant Date in such amounts as are set forth in Exhibit A (the date on which PRSUs are eligible to vest being referred to herein as the “Vesting Date”).

Your signature below, which will be accomplished through electronic means approved by the Company, indicates your agreement and understanding that the PRSUs are subject to all of the terms and conditions contained in this Agreement, including the Grant Notice, the Performance Restricted Stock Unit Agreement attached as Exhibit A to this Grant Notice and the Stock Incentive Plan. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF EXHIBIT A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE PRSUS.
COACH, INC.

_____________________________
Sarah Dunn
Global Human Resources Officer

EMPLOYEE NAME ______________________________

Amended and Restated Coach, Inc. 2010 Stock Incentive Plan
Performance Restricted Stock Unit Award Agreement

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An award (“Award”) for Performance Restricted Stock Units (“PRSUs”), representing a number of shares of Coach, Inc. common stock (“Common Stock”) as noted in the 2014 Performance Restricted Stock Unit Grant Notice (the “Grant Notice”) of Coach, Inc., a Maryland Corporation (the “Company”) to which this Performance Restricted Stock Unit Award Agreement (this “Agreement”) is attached as an exhibit, is hereby granted to the Holder (“you”) on the date set forth in the Grant Notice, subject to the terms and conditions of this Agreement. The PRSUs are also subject to the terms, definitions and provisions of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (as amended, restated or otherwise modified from time to time, the “Stock Incentive Plan”) adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders, which is incorporated in this Agreement. To the extent inconsistent with this Agreement, the terms of the Stock Incentive Plan shall govern. Terms not defined herein shall have the meanings as set forth in the Stock Incentive Plan. The Human Resources Committee of the Board (the “Committee”) has the discretionary authority to construe and interpret the Stock Incentive Plan and this Agreement. All decisions of the Committee upon any question arising under the Stock Incentive Plan or under this Agreement shall be final and binding on all parties. The Award and the PRSUs issued thereunder are subject to the following terms and conditions:

1.	PRSU AWARD
The target number of PRSUs subject to this award (the “Target Number of PRSUs”) is set forth in the Grant Notice. The actual number of PRSUs which vest pursuant to the Award may be greater than or less than the Target Number of PRSUs based on the Company’s achievement of the Performance Goals (as defined below) during the period June 29, 2014 (the first day of the Company’s 2015 fiscal year) and ending on July 1, 2017 (the last day of the Company’s 2017 fiscal year) (the “Performance Period”) and determined in accordance with the vesting schedule set forth in Section 2(a) below.
PRSUs are considered Performance Stock Units under the Stock Incentive Plan. Each PRSU represents the right to receive one share of Common Stock upon the satisfaction of the terms and conditions of this Agreement and the Stock Incentive Plan (the “Restrictions”).

2.	VESTING AND SETTLEMENT OF PRSUS
PRSUs shall vest and be settled in accordance with the provisions of the Stock Incentive Plan as follows:

(a)	Vesting
Each vested PRSU is equal in value to one share of Common Stock. Except as set forth in Section 5, if the Committee certifies that, as of July 1, 2017 (the last day of the Performance Period) (the “Measurement Date”), the Company has achieved the applicable Productivity Measure (as defined below), Strategic Objective Measure (as defined below) and Sales Measure (as defined below) (collectively, the “Performance Goals”), the PRSUs subject to the Award shall be eligible to become vested on the third anniversary of the Grant Date (the “Vesting Date”) based on the Performance Level (as defined below) pursuant to the vesting schedule set forth in the Performance Goal Schedule (as defined below). The weighted average vesting schedule provided in the Performance Goal Schedule is set forth in the following table (and the maximum payout -- assuming Maximum Performance Level with respect to all three Performance Goals -- is 170% of the Target Number of PRSUs as set forth below):

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Performance Level	PRSUs Earned as % of Target Number of PRSUs
Maximum	170%
Target	100%
Threshold	30%

If the Performance Level for the Performance Period is less than Threshold (as defined below) with respect to a Performance Goal, no PRSUs shall be earned or become vested on the Vesting Date with respect to such Performance Goal. If the Performance Level for the Performance Period is between Threshold and Target (as defined below) or between Target and Maximum (as defined below) with respect to a Performance Goal, then the number of PRSUs that shall become vested on the Vesting Date with respect to such Performance Goal shall be determined by means of linear interpolation.
For purposes of this Agreement, (i) “Productivity Measure” shall mean the goal established by the Committee with respect to % of the Award and set forth on the FY[ ] PRSU Award Goals and Payout table attached as Exhibit B hereto (the “Performance Goal Schedule”), (ii) “Strategic Objective Measure” shall mean the goal established by the Committee with respect to % of the Award and set forth on the Performance Goal Schedule, (iii) “Sales Measure” shall mean the goal established by the Committee with respect to % of the Award and set forth on the Performance Goal Schedule, (iv) “Performance Level” with respect to each Performance Goal shall mean the Company’s performance result with respect to fiscal years 2015-17 (measured in dollars or store numbers, as applicable) with respect to such Performance Goal, and (v) “Threshold,” “Target” and “Maximum” shall mean, respectively, the minimum, target and maximum amounts established by the Committee with respect to each Performance Goal (measured in terms of compound annual growth rate percentages or store numbers, as applicable), as set forth on the Performance Goal Schedule.
As provided in the Stock Incentive Plan, the Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to any Performance Goal; provided that any such determination shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

(b)	Settlement; Withholding Taxes
Earned PRSUs shall be settled upon, or as soon as reasonably practicable following, the Vesting Date (and in no event later than the end of the short term deferral period as set forth in Treasury Regulation Section 1.409A). Applicable withholding taxes will be settled by withholding a number of shares of Common Stock with a market value not less than the amount of such taxes (determined at the minimum applicable rates), and the net number of shares of Common Stock subject to the Award shall be distributed to you; provided that in the event that the Company is liquidated in bankruptcy (a) the Committee will not release shares of Common Stock pursuant to the Award and (b) all payments made pursuant to the Award will be made in a per-share cash payment equal to the fair market value per share of Common Stock on the distribution date.

(c)	Restrictions on Resale
The shares you will receive under the Award on or following the Vesting Date (or such other vesting date pursuant to Section 5) generally are freely tradable in the United States. However, you may not offer, sell or

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otherwise dispose of any shares in a way which would (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing, or (ii) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on any shares of Common Stock received by you pursuant to the Award.

3.	DIVIDEND EQUIVALENTS
You shall be eligible to receive Dividend Equivalents (as defined in the Stock Incentive Plan) with respect to the Award (the “Dividend Equivalent PRSUs”). For purposes of determining the amount of Dividend Equivalent PRSUs on each dividend record date, an amount representing dividends payable on the number of shares of Common Stock equal to the number of PRSUs subject to the Award shall be deemed reinvested in Common Stock and credited as additional PRSUs as of the dividend payment date. The Dividend Equivalent PRSUs shall vest as of the Vesting Date of the underlying PRSUs (or, if earlier, the date such underlying PRSUs are distributed to the Executive pursuant to Section 5 of this Agreement) and shall be distributed in accordance with the terms of this Agreement; provided, however, that all Dividend Equivalent PRSUs (including Dividend Equivalent PRSUs paid with respect to any prior year’s Dividend Equivalent PRSUs) will be subject to forfeiture if the underlying PRSUs are forfeited in accordance with the forfeiture and vesting provisions set forth in this Agreement or otherwise.

4.	NONTRANSFERABILITY OF PRSUS
The PRSUs may not be sold, pledged, assigned or transferred in any manner except in the event of your death. In the event of your death, the PRSUs may be transferred to the person indicated on a valid beneficiary designation form, or if no beneficiary designation form is on file with the Company, then to the person to whom your rights have passed by will or the laws of descent and distribution. Except as set forth in Section 5 below, the PRSUs may be settled during your lifetime only by you or by your guardian or legal representative. The terms of the Award shall be binding upon your executors, administrators, heirs and successors.

5.	SEPARATION OF EMPLOYMENT

(a)
In General. Except as otherwise provided in subparagraph (b) below with respect to a termination of employment due to your death or Disability (as defined below), in subparagraph (c) below with respect to a termination of employment due to your Retirement (as defined below), in subparagraph (d) below with respect to certain terminations of employment in connection with a Change in Control, and in subparagraph (e) below with respect to certain other severance-eligible terminations of employment, or as may otherwise be specifically agreed to by the Committee in accordance with the terms of the Stock Incentive Plan, if your employment by the Company and its affiliates (collectively, the “Coach Companies”) is terminated for any reason prior to the Vesting Date, all unvested PRSUs shall immediately be forfeited upon the last day of your active employment with the Coach Companies (the “Date of Termination”).

(b)
Death or Disability. Notwithstanding Section 5(a), if you cease active employment with the Coach Companies because of your death or Disability prior to the Vesting Date, the Target Number of PRSUs subject to the Award shall become vested effective as of the Date of Termination and such vested PRSUs shall be distributed to you (or your estate, as the case may be) as soon as reasonably practicable on or following such Date of Termination.

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(c)
Retirement. Notwithstanding Section 5(a), if you cease active employment with the Coach Companies because of your Retirement prior to the Vesting Date, the PRSUs shall remain eligible to become vested on the Vesting Date, pursuant to Section 2, based on actual Company achievement of the Performance Goals as determined as of the Measurement Date.

(d)
Change in Control. Notwithstanding Section 5(a), if your employment is terminated by the Coach Companies without Cause (as defined below) prior to the Vesting Date and upon, or within the 12 month period immediately following, a Change in Control (as defined in the Stock Incentive Plan), the Target Number of PRSUs subject to the Award shall become vested effective as of the Date of Termination and such vested PRSUs shall be distributed to you as soon as reasonably practicable on or following such Date of Termination.

(e)
Severance Events. Notwithstanding Section 5(a), if your employment with the Coach Companies is terminated by the Coach Companies prior to the Vesting Date and you are eligible to receive severance benefits under any written severance plan or policy of the Coach Companies or an employment agreement between you and the Coach Companies in connection with such termination, then a pro-rata portion of the Award, determined based upon the number of days elapsed during the Performance Period prior to the last day of the Severance Period (as defined below), shall remain eligible to become vested on the Vesting Date, pursuant to Section 2, based on actual Company achievement of the Performance Goals as determined as of the Measurement Date.

(f)
Certain Definitions. For purposes of this Agreement, (i) “Cause” shall mean fraud, misappropriation, embezzlement or other act of material misconduct against the Coach Companies; substantial and willful failure to render services in accordance with the terms of your duties as an employee; provided that (A) a demand for performance of services had been delivered to you at least thirty (30) days prior to your termination identifying the manner in which you have failed to perform and (B) thereafter you fail to remedy such failure to perform; conviction of or plea of guilty or nolo contendere to a felony; or violation of any business standards established by the Coach Companies; (ii) “Disability” shall mean any mental or physical illness, condition, disability or incapacity that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which (A) prevents you from discharging all of your essential job responsibilities or duties, (B) shall be attested to in writing by a physician or group of physicians selected by you and acceptable to the Coach Companies, and (C) has prevented you from so discharging your duties for any 180 days in any 365 day period; a Disability shall be deemed to have occurred on the 180th day in such 365 day period; (iii) “Retirement” shall mean your voluntary departure from employment with the Coach Companies if either (A) you have attained age 65 and five years of service with the Coach Companies or (B) you have attained age 55 and ten years of service with the Coach Companies; and (iv) “Severance Period” shall mean the period during which you are eligible for and actually receive severance payments, pursuant to a written severance plan or policy of the Coach Companies or an employment agreement between you and the Coach Companies, following your termination of employment.

6.	TERM OF PRSUS
PRSUs not certified by the Committee as having vested as of the end of the Performance Period for which the PRSUs were awarded shall be forfeited.

7.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
The number and kind of shares of Common Stock subject to this Award shall be appropriately adjusted pursuant to the Stock Incentive Plan to reflect any stock dividend, stock split, split-up, extraordinary dividend distribution, or any combination or exchange of shares, however accomplished.

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8.	ADDITIONAL PRSUS
The Committee may or may not grant you additional PRSUs in the future. Nothing in this Award or any future Award should be construed as suggesting that additional PRSU awards to you will be forthcoming.

9.	RIGHTS AS A SHAREHOLDER
Neither you nor your beneficiary or representative shall have any rights as a shareholder with respect to any Common Stock subject to the PRSUs, unless and until the PRSUs vest and are settled in shares of Common Stock of the Company.

10.	NO RETENTION RIGHTS
Nothing in this Agreement or in the Stock Incentive Plan shall give you the right to be retained by the Company (or a subsidiary of the Company) as an employee or in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without Cause.

11.	FORFEITURE AND CLAWBACK PROVISIONS

(a)
PRSU Claw-Back. Notwithstanding anything contained in this Agreement to the contrary, (i) if your employment with the Coach Companies is terminated for Cause (as defined above) (“Termination for Cause”), (ii) if you elect to terminate your employment with the Coach Companies (including in the event of your Retirement) and you do not provide the Coach Companies with the Required Notice applicable to your level (“Termination without Notice”), or (iii) if you engage in any activity inimical, contrary or harmful to the interests of the Coach Companies during your employment with the Coach Companies or at any time during the period ending one (1) year after your employment with the Coach Companies terminates, including but not limited to (A) violating any of the Restrictive Covenants (as defined below), (B) violating any business standards established by the Company, or (C) participating in any activity not approved by the Board of Directors which is reasonably likely to contribute to or result in a Change in Control, as defined in Article 2 of the Stock Incentive Plan (such activities to be collectively referred to as “Wrongful Conduct”), then (x) this Award, to the extent it remains restricted, shall be forfeited automatically on the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice, whichever is applicable, and (y) you shall pay to the Company in cash or shares any PRSU Gain (as defined below) received by you within the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice. For the avoidance of doubt, the claw-back provisions set forth in this Section 11(a) are in addition to any other claw-back policy applicable to you, including, without limitation, the Company’s incentive repayment policy in the event of employee accountability for a material restatement of the Company’s financial results and any claw-back or similar requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, or pursuant to any modification or expansion of the Company’s claw-back policy to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.

(b)
For purposes of this Agreement, “PRSU Gain” shall mean an amount equal to the product of (i) the number of shares of Common Stock that are distributed pursuant to the Award and (ii) the Fair Market Value per share of Common Stock on the date of such distribution (without reduction for any shares of Common Stock sold or surrendered in payment of taxes, etc.).

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(c)
For purposes of this Agreement, “Required Notice” means advance written notice of your intent to terminate your employment with the Coach Companies, delivered not less than (A) twelve (12) weeks before your last day of employment if you are then a member of the Coach Operating Group, (B) six (6) weeks before your last day of employment if you are then a Senior Vice President, or (C) four (4) weeks before your last day of employment if you are then a Vice President (there is no Required Notice applicable if you are below the level of Vice President).

(d)
For purposes of this Agreement, “Restrictive Covenants” shall mean your agreement not to (i) compete directly or indirectly (either as owner, employee or agent of a Competitive Business (as defined below)) with any of the businesses of the Coach Companies, (ii) make, directly or indirectly, a five percent (5%) or more investment in a Competitive Business, or any new luxury accessories business that competes directly with the existing or planned product lines of the Coach Companies, (iii) solicit any present or future employees or customers of the Coach Companies to terminate such employment or business relationship(s) with the Coach Companies, in the case of each of (i), (ii) and (iii), at any time during your employment with the Coach Companies or at any time during the period ending one (1) year after your employment with the Coach Companies terminates, or (iv) disclose or misuse any confidential information regarding the Coach Companies at any time. You acknowledge and agree that the Company is granting you the Award in consideration of your agreement to be bound by the Restrictive Covenants. Accordingly, if you breach any of the Restrictive Covenants, in addition to the forfeiture and claw-back consequences described in Section 11(a), the Company shall be entitled to recover any damages incurred as a result of such breach. You further acknowledge and agree that the Coach Companies would be irreparably harmed by any breach of the Restrictive Covenants and that money damages would be an inadequate remedy for any such breach and, accordingly, in the event of your breach or threatened breach of any of the Restrictive Covenants, the Company may, in addition to any money damages or other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the Restrictive Covenants. For the avoidance of doubt, the remedies in law and in equity for any breach of the Restrictive Covenants set forth in this Section 11(c) are in addition to, and cumulative of, the claw-back and forfeiture provisions set forth in Section 11(a).

(e)
For purposes of this Agreement, “Competitive Business” shall mean any entity (including its subsidiaries, parent entities and other affiliates) that, as of the relevant date, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Coach Companies; provided, that (i) this list of Competitive Businesses shall not exceed the total number of entities shown below for the region in which your employment is based (ii) such entities are the same entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the Date of Termination. A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet. Each entity included in the list of entities designated as Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.

The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of this Agreement for Company Employees employed by the Company’s North American entities or Global Operations division (regardless of the employee’s geographic place of work or residence) excluding those described in the paragraph below:
Burberry Group PLC; Cole Haan LLC; Diane von Furstenberg Studio, L.P.; Fifth & Pacific Companies, Inc.; Fast Retailing Co., Ltd.; Fung Group; The Gap, Inc.; J. Crew Group, Inc.; Kering; L Brands, Inc.; LVMH

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Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; PVH Corp.; Prada, S.p.A.; Proenza Schouler; Rag & Bone; Ralph Lauren Corporation; Tory Burch LLC; Tumi Holdings, Inc.; V.F. Corporation.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of this Agreement for Company employees employed by the retail businesses operated by the Company (either directly or in a joint venture) outside of North America (regardless of the employee’s geographic place of work or residence):
adidas AG; Burberry Group PLC; Chanel S.A.; Cole Haan LLC; Club 21 Pte. Ltd.; Compagnie Financiere Richemont SA; Fast Retailing Co., Ltd.; Fifth & Pacific Companies, Inc.; Furla S.p.A.; The Gap, Inc.; H & M Hennes & Mauritz AB; Hermes International SA; Industria de Diseño Textil, S.A.; Kering; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; PVH Corp.; Prada, S.p.A.; Ralph Lauren Corporation; Salvatore Ferragamo S.p.A.; Tory Burch; Tod’s S.p.A.

12.	ENTIRE AGREEMENT
This Agreement and the Stock Incentive Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

13.	AMENDMENT AND MODIFICATION
The grant of the Award (and the allocation of PRSUs for any Performance Period) is documented by the minutes of the Committee, which records are the final determinant of the number of PRSUs granted in any Performance Period and the conditions of any such grant. The Committee may amend or modify the Award in any manner to the extent that the Committee would have had the authority under the Stock Incentive Plan initially to grant such Award; provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under this Agreement without your prior written consent. Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

14.	GOVERNING LAW
All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of New York, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in New York, New York and you and the Company agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

15.	SUCCESSORS AND ASSIGNS
Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.

16.	SEVERABILITY

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Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

17.	ANNEXES
Notwithstanding any provisions in this Agreement, the PRSU grant shall be subject to any special terms and conditions as set forth in any annex to this Agreement. Moreover, if you relocate to one of the countries included in Annex A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable in order to comply with local law or facilitate the administration of the Stock Incentive Plan. The Annexes constitute part of this Agreement.

18.	CODE SECTION 409A

(a)
In General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the date hereof (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify you for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the amounts payable hereunder from Section 409A and/or preserve the intended tax treatment of the amounts payable hereunder or (ii) comply with the requirements of Section 409A. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Executive or any other individual to the Company or any of its affiliates, employees or agents pursuant to the terms of this Agreement or otherwise.

(b)
Specified Employee Separation from Service. Notwithstanding anything to the contrary in this Agreement, if you are determined to be a “specified employee” within the meaning of Section 409A as of the date of your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six months following your “separation from service” shall instead be paid or provided to you in a lump sum payment on the first business day immediately following the six-month anniversary of your “separation from service” (or, if earlier, the date of your death).

19.	DATA PRIVACY
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Company, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Stock Incentive Plan.
You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or insurance number or other

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identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the PRSUs or other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Stock Incentive Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Stock Incentive Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Stock Incentive Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares acquired upon vesting of the PRSUs or other entitlement to shares.
You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Stock Incentive Plan, and you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing such consent may affect your ability to participate in the Stock Incentive Plan. In addition, you understand that the Company, its subsidiaries and its affiliates have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

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EXHIBIT B
Performance Goal Schedule

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ANNEX A
COUNTRY-SPECIFIC PROVISIONS
This Annex includes additional terms and conditions that govern your RSU Award if you reside in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement or the Plan.

This Annex may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws concerning options in effect as of August 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan as the information may be out of date at the time you vest in your RSUs or sell your Shares acquired under the Plan.

In addition, this Annex is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you are strongly advised to seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.

If you reside in a country but are considered a citizen or resident of another country for purposes of the country in which you reside, the information contained in this Annex may not be applicable.

CANADA

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for you to receive a cash payment, and the RSUs are payable in Shares only.

(l) except as may be determined by the Administrator pursuant to the authority delegated to him under the Plan and as otherwise provided in Sections 4 and 5, above, in the event of the termination of your employment or continuous service (whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), your right to vest in RSUs under the Plan, if any, will terminate effective as of the earlier of (i) the date upon which your employment or continuous service is terminated by the Company or your actual employer; (ii) the date upon which you receive written notice of termination of your employment or continuous service from the Company or your actual employer; or (iii) the date upon which you are no longer actively employed or providing services to the Company or your actual employer, and in all cases will not be extended by any notice period mandated under local law (e.g., active employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated pursuant to applicable labor laws or the terms of your employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence).

Data Privacy. This provision supplements Section 13 of the Grant Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Affiliates and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize your employer to record such information and to keep such information in your employee file.

Consent to Receive Information in English. The following provisions will apply if you are a resident of Quebec:

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The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Securities Law Information. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. Foreign property (including Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. It is not certain if unvested RSUs constitute foreign property that needs to be reported on Form T1135. The form must be filed by April 30th of the following year. You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

CHINA

Manner of Sale. This provision supplements Section 3 of the Grant Agreement and is applicable to you if you are a PRC national residing in China, unless otherwise determined by the Company or required by SAFE:

You agree that, at the Company’s discretion and instruction, any or all of the Shares issued upon vesting/settlement of the RSUs may be sold, either immediately upon vesting or within six months (or such shorter period as may be required under applicable legal or exchange control requirements) following the termination of your employment for any reason. Your acceptance of the RSUs constitutes your authorization for the Company to instruct its designated broker to assist with the sale of such Shares (on your behalf pursuant to this authorization without further consent) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less brokerage fees and subject to any obligation to satisfy Tax Related Items.

Exchange Control Restrictions. The following provision applies to you if you are a PRC national residing in China, unless otherwise determined by the Company or required by SAFE:

You understand and agree that, due to exchange control laws in China, you must immediately repatriate the proceeds from the sale of Shares to China. You further understand that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company or an Affiliate, and you hereby consent and agree that the proceeds from sale of RSU’s may be transferred to such special account prior to being delivered to you. You agree to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed to you. The Company is under no obligation to secure any exchange conversion rate. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

HONG KONG

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for you to receive a cash payment, and the RSUs are payable in Shares only.

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Sale of Shares. In the event the RSUs vest within six months of the Award Date, you agree that you will not dispose of the Shares acquired prior to the six-month anniversary of the Award Date.

Securities Law Notification. WARNING: The RSUs and the Shares issued upon vesting do not constitute a public offering of securities under Hong Kong law and are available only to certain Eligible Individuals. The Agreement, the Plan and other incidental communication materials distributed in connection with the RSUs have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. In addition, the documents have not been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each Holder, and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement or the Plan, you should obtain independent professional advice.

ITALY

Data Privacy. This provision replaces Section 13 of the Grant Agreement:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the RSUs or any other restricted stock units or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your denial to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Coach, Inc. with registered offices at 516 West 34th Street, New York, New York, 10001, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Coach Italy S.r.l., 516 W. 34th Street, NY, NY 10001, USA.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You further understand that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any Affiliate may further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of such Data to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the RSUs or any other restricted stock units or other entitlement to Shares. Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

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The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require you consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct or stop, for legitimate reason, the Data processing. Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Plan Document Acknowledgment. In accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement and reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Grant Agreement: Section 11. Nature of Grant; Section 12. Withholding; Section 14(b). Governing Law; Section 14(d). Severability; Section 14(f). Language; Section 14(g). Electronic Delivery and Acceptance; Section 16. Imposition of Other Requirements; and the Data Privacy section above.

Foreign Asset/Account Reporting Information. If you are an Italian resident and at any time during the fiscal year hold investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset, even if you do not directly hold the investment or asset under Italian money laundering provisions), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule) or on a special form if you are not required to file a tax return.

Foreign Asset Tax Information. The value of financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax. Beginning 2014, such tax is levied at an annual rate of 2 per thousand (0.2%).  The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of the calendar year.

JAPAN

Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside of Japan (including Shares acquired under the Plan as of December 31), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 of the following year. You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

KOREA

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares or the receipt of dividends in a single transaction to repatriate the sale proceeds back to Korea within eighteen months of the sale/receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

LUXEMBOURG

There are no country-specific provisions.

MALAYSIA

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Data Privacy. The following provisions replace Section 13 of the Grant Agreement:

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Award documentation by and among, as applicable, the Company, the Employer and any other Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of your participation in the Plan.

Anda dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa dokumentasi Penganugerahan oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Majikan dan Syarikat Sekutu lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan anda dalam Pelan tersebut.

You may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of your participation in the Plan, details of all RSUs or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Sebelum ini, anda mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan anda dalam Pelan tersebut, butir-butir semua RSUs atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah anda (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

You also authorize any transfer of Data, as may be required, to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting of the RSUs are deposited.  You acknowledge that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to your country, which may not give the same level of protection to Data.  You authorize the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.

Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada broker Pelan yang ditetapkan oleh Syarikat, atau pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang mendepositkan saham yang diperolehi melalui pemberian hak RSUs. Anda mengakui bahawa penerima-penerima ini mungkin berada di negara anda atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Anda memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut.

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You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke the consent, your employment status and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future RSUs or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Anda memahami bahawa anda boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatan anda. Anda faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda memahami bahawa anda boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan dan kerjaya anda dengan Majikan tidak akan terjejas; satunya akibat buruk jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan RSU pada masa depan atau anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

Director Notification Obligation. If you are a director of the Company’s Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (e.g., RSUs, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

SINGAPORE
Securities Law Information. The grant of RSUs is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), under which it is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the RSUs are subject to Section 257 of the SFA and Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation. If you are a director, associate director or shadow director of a Singapore Affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when you receive an interest (e.g., RSUs, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, you must notify the Singapore Affiliate when you sell Option Shares of Company or any related company (including when you sell Option Shares acquired through exercise of your Option). These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two (2) days of becoming a director.
If you are a director, associate director or shadow director, you are advised to seek appropriate professional advice as to your reporting obligations under the Singapore Companies Act.

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UNITED KINGDOM
Disapplication of Retirement Provisions in Section 4 of this Agreement.
The provisions set forth in Section 4 of this Agreement regarding continued vesting following termination of employment with the Coach Companies due to Retirement do not apply to Participants in the United Kingdom. In the event of such termination, the provisions set forth in Section 5(b) regarding voluntary termination of employment shall govern.
The following provisions supplement Section 3 of the Agreement:

Distribution of the Award. Regardless of any action the Company or any Affiliate employing you (the “Employer”) take with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), you acknowledge that the ultimate liability for all Tax Related Items associated with the RSUs is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax Related Items. Further, if you have relocated to a different jurisdiction between the date of grant and the date of any taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer (in its sole discretion) to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, in their sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by you by one or a combination of the following: (i) require you to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii) withholding cash from your wages or other compensation payable to you by the Company and/or the Employer; (iii) arranging for the sale of Shares otherwise issuable to you upon vesting of the RSUs (on your behalf and at your direction pursuant to this authorization); (iv) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs; or (v) withholding in Shares otherwise issuable to you, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount or such other amount as may be necessary to avoid adverse accounting treatment using the Fair Market Value of the Shares on the date of the relevant taxable event. You shall pay to the Company or the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that are not satisfied by any of the means previously described. The Company may refuse to deliver the Shares to you if you fail to comply with your obligations in connection with the Tax Related Items as described in this Section.

If payment or withholding of income tax is not made within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the income tax occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to your Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or your Employer may recover it at any time thereafter by any of the means referred to in this Appendix.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Company to cover the income tax. In the event that you are a director or executive officer and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

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RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for you to receive a cash payment, and the RSUs are payable in Shares only.

Joint Election for Transfer of the Employer’s Secondary Class 1 NICs Liability. As a condition of participation in the Plan and the vesting of the Award, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), in the form set forth in Exhibit A to this Annex, and any other required consent or election. You further agree to execute such other joint elections as may be required between you any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer NICs from him or her by any of the means set forth in this Appendix.

If you do not enter into a Joint Election prior to vesting of the Award, you will not be entitled to vest in the Shares unless and until you enter into a Joint Election and no Shares will be issued to you under the Plan, without any liability to the Company and/or the Employer.

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